Rule 424(b)(3)
                                                     Registration Nos. 333-69427



               AMERICAN BAR ASSOCIATION MEMBERS RETIREMENT PROGRAM

                          UNITS OF BENEFICIAL INTEREST

        AMERICAN BAR ASSOCIATION MEMBERS / STATE STREET COLLECTIVE TRUST


                   Prospectus Supplement Dated October 5, 2000
                       to Prospectus Dated April 14, 2000

INTRODUCTION

                  This supplement to the Prospectus dated April 14, 2000 (the "Prospectus") for units of beneficial interest in the American Bar Association Members/State Street Collective Trust (the "Collective Trust") describes a change in the strategy of the Index Equity Fund. Terms not defined in this supplement that are defined in the Prospectus have the same meanings given to them in the Prospectus. This supplement should be read together with the Prospectus, which either accompanies this supplement or has previously been sent to you. Upon written or oral request, State Street will provide you with a copy of the Prospectus without charge. Direct your request for a Prospectus to State Street Bank and Trust Company, Attention ABRA Customer Service, Post Office Box 9109, Boston, Massachusetts 02209-9109; telephone number (800) 348-2272.

CHANGE TO THE INDEX EQUITY FUND

                  As described under the caption "Index Equity Fund" on pages 27 and 28 of the Prospectus, the investment objective of the Index Equity Fund is to replicate the total return of the Russell 3000 Index by investing in stocks included in the Russell 3000 Index, with the overall objective of achieving long-term growth of capital. To control costs, the Index Equity Fund has not and currently does not attempt to own all 3,000 securities included in the Russell 3000 Index. Instead, the Fund currently attempts to replicate the returns of the Russell 3000 Index by investing in two segments of the equity markets that together closely resemble the Russell 3000 Index: the S&P 500 Index and the extended market portion of the U.S. equity market represented by the Russell Small Cap Completeness Index (formerly known as the Russell Special Small Company Index). Currently, the Index Equity Fund invests in all the common stocks included in the S&P 500 Index and the Russell Small Cap Completeness Index, with the possible exception of the smallest companies in the Russell Small Cap Completeness Index. Currently, the assets of the Index Equity Fund are invested in those common stocks indirectly through the SSgA S&P 500 Flagship Non-Lending Fund and the SSgA Russell Small Cap Completeness Index Fund, collective trust funds maintained by State Street.

                  State Street has determined that the Index Equity Fund can more accurately replicate the return of the Russell 3000 Index while continuing to control costs by investing in all the common stocks included in the Russell 3000 Index (with the possible exception of the smallest companies in the Russell 3000 Index) rather than using the strategy described above. The assets of the Index Equity Fund will be invested in those common stocks indirectly through the State Street Bank and Trust Company Russell 3000 Index Securities Lending Fund, a collective trust fund maintained by State Street. This change to the Index Equity Fund will take effect November 1, 2000.

                  The investment objective of the Index Equity Fund remains unchanged.

                  Differences between the Fund's performance and the performance of the Russell 3000 Index (known as "tracking error") may result from various factors, including purchases or redemptions of Units of the Index Equity Fund as well as from the expenses borne by the Index Equity Fund. These purchases and redemptions may necessitate the purchase and sale of securities by the Index Equity Fund and the resulting

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transaction costs may be substantial because of the number and the characteristics of the securities held. Tracking error also may occur due to factors such as the size of the Index Equity Fund, changes in the securities included in the Russell 3000 Index or the manner in which the performance of the Russell 3000 Index is calculated.

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